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                                                                     Exhibit 2.4

                 EXHIBIT 2.4 - CPC MANAGEMENT SERVICES AGREEMENT

                                                               December 20, 2002
Personal & Confidential

TO: CPC Communications Inc.
Dear Sirs:

                             Re: Management Services

     This letter agreement sets out the terms and conditions upon which you will be engaged by Peace Arch Entertainment Group Inc. ("PA") commencing on the date hereof. Your representative for the provision of your services hereunder shall be Gary Howsam, who shall be personally bound by the Standard Conditions of Engagement attached.

     PA and its subsidiaries from time to time are referred to collectively as the "Corporations".

1.   General

     You agree to be bound by the Standard Conditions of Engagement attached.

     You will devote such of your time, attention and ability to the business and affairs of the Corporations as is consistent with their requirements for your services. You will well and faithfully serve the Corporations during the continuance of your engagement hereunder and you will use your best efforts to promote the interests of the Corporations.

     You will be engaged on behalf of the Corporations to discharge the most senior executive functions. The Corporations will allocate as between them from time to time as to the sharing of your services. As such, after January 31, 2003, your representatives will be assigned such executive titles as is appropriate in the circumstances (whether Chairman, President, or Chief Executive Officer) for each of the Corporations. Until January 31, 2003 your representative shall be assigned the title, Chief Executive Officer. Until January 31, 2003, you will not have the authority to bind the Company, with the exception of GFT Entertainment Inc., without prior approval of the Board of Directors of PA or its designate.

     You will report to the board of directors of the Corporations. The scope of your authority, duties and responsibility will be those generally performed by the most senior executive officer.

2.   Specific Terms

     (a)  You will be entitled to:

     (i) A fee at the rate of $12,500 per month for the year ended December 31, 2003, $13,750 per month for the year ended December 31, 2004 and, $15,000 per month for the year ended December 31, 2005. The fee will be payable in semi-monthly instalments in arrears;

     (ii)         commencing January 1, 2003, a car allowance of $800 per month;

     (iii) such benefits as are made available to senior executives of the Corporations generally.

     (b) You will be reimbursed for all expenses incurred by you on behalf of the Corporations provided you substantiate the same in the ordinary course.


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     (c) During the term of your engagement you (or, if designated by you, your representative) will be entitled to participate in the PA Amended Share Option Plan dated February 22, 2001 (the "Plan"). You will be granted options to acquire Class B Subordinate Voting Shares of PA under the Plan at the market price at the time of granting as of the commencement of your engagement and thereafter from time to time, subject to stock exchange rules and regulations, securities legislation and the terms of the Plan.



3.  Bonus Plan

3.1 Your specific goal shall be to enhance shareholder value for all shareholders of PA. As such, you shall be entitled to a bonus determined and payable as may hereafter within one year be negotiated in good faith.

4.  Term

     The term of engagement commences on the date hereof. You agree to serve under this agreement for an initial term of 36 months from the date your engagement commences. In the event that the proposed acquisition transaction between PA and CPC Communications Inc. has not closed by January 31, 2003 or in the event that the Board of Directors of PA, immediately after the closing of such acquisition, does not ratify this agreement, this agreement will terminate without notice and without any cost, other than salary up to January 31, 2003, to PA. PA may terminate this agreement by written notice to you for the greater of 24 months or the term remaining under this agreement (the "Notice Period") or upon payment to you of fees in lieu of notice for the Notice Period as a lump sum payable on termination at the rate per month set out in section 2(a)(i) (except and to the extent such fee rate as specified in section 2(a)(i) may be changed by mutual agreement).

     For this purpose, after January 31, 2003, you may in your discretion elect to treat a change in control (in fact or in law) of PA during the term of this agreement as constituting termination by PA without just cause. You may elect to exercise this option by notice in writing to PA within 60 days of your being aware of the change of control.


     Upon termination of this agreement, all bonuses accrued and unpaid under section 3 shall be paid in full in cash.

5.   Vacation

     For the period of your engagement hereunder, you will be entitled to vacation of four weeks per year at such times as may be appropriate recognizing the demands of the business, plus the days between Christmas and New Year's in each year. Additional salary will not be paid in lieu of vacation.

6.   Notice

     Any notice required or permitted to be given hereunder shall be sufficiently given if delivered personally or sent by fax to the recipient's then current fax number or, where no fax is available, mailed by registered mail. In the case of PA notice shall be sufficiently mailed if mailed to the then current registered office of PA and, in your case, notice shall be sufficiently mailed if mailed to you at your residence address then currently showing in PA's records.

7.   Acceptance

You may accept this offer by signing at the space provided below.

Yours very truly,

PEACE ARCH ENTERTAINMENT GROUP  INC.

By: /s/  Juliet Jones
    ---------------------




ACCEPTED as of the 20th day of December, 2002.

CPC COMMUNICATIONS INC.

By: /s/   Gary Howsam
    -------------------
    Gary Howsam



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                       PEACH ARCH ENTERTAINMENT GROUP INC.

                        STANDARD CONDITIONS OF ENGAGEMENT



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1.   This supplements the terms and conditions of the Contractor's engagement with Peace Arch Entertainment Group Inc. ("PA"). These terms may not be amended except by written instrument executed by the Contractor and PA. The term "Corporations" means PA and its subsidiaries.

2.   Confidentiality

     The Contractor acknowledges that as a consequence of its engagement with the Corporations the Contractor will have access to confidential and proprietary information and knowledge relating to the business of the Corporations and the affairs of clients, prospective clients, suppliers and other persons engaging in business with the Corporations (collectively "Confidential Information"). Confidential Information comprises an important and valuable asset of the Corporations and any removal, disclosure or other unauthorized use of any such information or knowledge by the Contractor will cause damage to the Corporations. The Contractor agrees that, except in the pursuit of the business and affairs of the Corporations, the Contractor will not, either during the term of its engagement or at any time thereafter, directly or indirectly, use or disclose to any person, firm or corporation any Confidential Information.

3.   Non-solicitation

     During the engagement of the Contractor with PA, and for a period of one year thereafter, the Contractor shall not, either individually or in partnership or in conjunction with any person, firm, association, company or corporation, as principal, Contractor, shareholder, consultant, agent, director, investor or in any other manner whatsoever, directly or indirectly, in any manner whatever solicit, interfere with, or endeavour to entice away from any of the Corporations, any of its clients, customers, suppliers or Contractors, if such soliciting, interference or enticement assists or is related to any business competitive with the Corporations' business.

4.   Projects

     PA shall have a right of first negotiation/right of first refusal on all projects, innovations, inventions, or improvements in or relating to the business of PA now held or made by the Contractor during the term of the Contractor's engagement. The Contractor shall immediately and confidentially disclose them to PA and shall do all such acts and things as may be necessary or desirable to vest them in the Corporations designated by PA if the Corporations elect to acquire them.





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